Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: (650) 328-4600 Fax: (650) 463-2600 www.lw.com

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January 5, 2007

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

Re: Spansion Inc. 11,749,748 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Spansion LLC, a Delaware limited liability company (the “Issuer”), in connection with the issuance of $207,000,000 aggregate principal amount of 2.25% Exchangeable Senior Subordinated Debentures due 2016 (the “Debentures”) and the guarantees of the Debentures by Spansion Inc., a Delaware corporation (the “Company”), and Spansion Technology Inc., a Delaware corporation (together with the Company, the “Guarantors”), exchangeable into common stock, $0.001 par value, of the Company (the “Common Stock”), under the Indenture dated as of June 12, 2006, as supplemented by the Supplemental Indenture dated as of August 14, 2006 (collectively, the “Indenture”), between the Issuer, the Guarantors and Wells Fargo Bank, N.A., as trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 5, 2007 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Common Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Issuer and the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the General Corporation Law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

January 5, 2007

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon indication by book entry of the shares of Common Stock initially reserved for issuance upon exchange of the Debentures by an authorized officer of the transfer agent and registrar for the Common Stock for delivery against surrender of the exchanged Debentures in accordance with the Indenture, the issuance and sale of such Common Stock will have been duly authorized by all necessary corporate action of the Company, and the Common Stock so issued will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP